As filed with the Securities and Exchange Commission on August 5, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Orion Engineered Carbons S.A.

(Exact Name of Registrant as Specified in its Charter)

Grand Duchy of Luxembourg	Not Applicable
(State or other jurisdiction of Incorporation or organization)	(I.R.S. employer identification no.)

15 rue Edward Steichen

L-2540 Luxembourg, Grand Duchy of

Luxembourg

(Address of principal executive offices, including zip code)

Orion Engineered Carbons S.A. 2014 Omnibus Incentive Compensation Plan

Orion Engineered Carbons S.A. 2014 Non-Employee Director Plan

(Full title of the plans)

Corporation Service Company

1180 Avenue of the Americas

New York, NY 10036

(800) 927-9800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

David B. Harms

Robert W. Downes

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common shares, with no par value, under the Orion Engineered Carbons S.A. 2014 Omnibus Incentive Compensation Plan	2,145,000	$18.00	$38,610,000	$4,972.97
Common shares, with no par value, under the Orion Engineered Carbons S.A. 2014 Non-Employee Director Plan	240,000	$18.00	$4,320,000	$556.42

(1)	This Registration Statement covers (A) common shares of Orion Engineered Carbons S.A. (the “Registrant”) reserved for issuance under the Orion Engineered Carbons S.A. 2014 Omnibus Incentive Compensation Plan and the Orion Engineered Carbons S.A. 2014 Non-Employee Director Plan (collectively, the “Plans”) and (B) pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional common shares which become issuable under the Plans pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding common shares.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. Fee is based on the initial public offering price of the Registrant’s common shares as set forth in the Registrant’s Prospectus filed with the Securities and Exchange Commission (the “SEC”) on July 25, 2014 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

PART I

Item 1.	Plan Information

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the SEC as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plan covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant are incorporated herein by reference:

(a) The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on July 25, 2014 relating to the Registrant’s Registration Statement on Form F-1 (Registration No. 333-196593); and

(b) The description of the Registrant’s share capital and common shares set forth in Orion’s Registration Statement on Form F-1, filed with the SEC on July 14, 2014, File No. 333-196593, together with any amendment or report filed with the SEC updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the SEC rules shall not be deemed incorporated by reference into this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant is a Luxembourg joint stock corporation (société anonyme or S.A.). The Registrant’s Articles of Association provide that its directors and officers will be indemnified to the extent permitted by Luxembourg law from and against any liabilities arising out of or in connection with their services. The right to indemnification does not exist in the case of gross negligence, fraud or wrongful misconduct.

The Registrant maintains liability insurance for its directors and officers. Such insurance is available to its directors and officers in accordance with its terms.

Reference is made to the form of underwriting agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form F-1 (Registration No. 333-196593) for provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the Registrant’s directors and persons who control the Registrant against certain liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement hereof.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in this Registration Statement;

provided, however, paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Luxembourg, Grand Duchy of Luxembourg, on August 5, 2014.

Orion Engineered Carbons S.A.

By:	/s/ Jack Clem
Name:	Jack Clem
Title:	Manager and Group Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors do hereby constitute and appoint Jack Clem and Charles Herlinger, or any of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, that such person may deem necessary or advisable to enable the Registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below, any and all amendments hereto (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act); and we do hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 5, 2014.

Signature	Title

/s/ Jack Clem
Jack Clem	Manager and Group Chief Executive Officer (principal executive officer)	August 5, 2014

/s/ Charles Herlinger
Charles Herlinger	Manager and Group Chief Financial Officer (principal financial officer)	August 5, 2014

/s/ André Schulze Isfort
André Schulze Isfort	Group Head of Accounting and Reporting (principal accounting officer)	August 5, 2014

/s/ Dan F. Smith
Dan F. Smith	Chairman	August 5, 2014

/s/ Claus von Hermann
Claus von Hermann	Director	August 5, 2014

/s/ Paul Huck
Paul Huck	Director	August 5, 2014

/s/ Martin Huth
Martin Huth	Director	August 5, 2014

/s/ Romeo Kreinberg
Romeo Kreinberg	Director	August 5, 2014

/s/ Didier Miraton
Didier Miraton	Director	August 5, 2014

/s/ Andrew Sweet
Andrew Sweet	Director	August 5, 2014

/s/ Eytan Tigay
Eytan Tigay	Director	August 5, 2014

/s/ Hans-Dietrich Winkhaus
Hans-Dietrich Winkhaus	Director	August 5, 2014

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States for Orion Engineered Carbons S.A., has signed this Registration Statement in the City of New York, State of New York, on August 5, 2014.

/s/ David Nickelsen
Name:	David Nickelsen
Title:	Asst VP of Corporation Service Company

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Articles of Association of Orion Engineered Carbons S.A. (incorporated by reference to Exhibit 99.2 of the Registrant’s Report on Form 6-K dated July 31, 2014 (File No. 001-36563))

4.2	Orion Engineered Carbons S.A. 2014 Omnibus Incentive Compensation Plan

4.3	Orion Engineered Carbons S.A. 2014 Non-Employee Director Plan

5.1	Opinion of Arendt & Medernach

23.1	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

23.2	Consent of Arendt & Medernach (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page)